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                                                                     EXHIBIT 3.6

                            CERTIFICATE OF CORRECTION
                                     TO THE
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                              QUANTA SERVICES, INC.

         QUANTA SERVICES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         1. The name of the Corporation is Quanta Services, Inc.

         2. A Certificate of Designation of Series A Convertible Preferred Stock of the Corporation was filed with the Secretary of State of Delaware on September 21, 1999 and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect of said Certificate of Designation to be corrected is that certain language was inadvertently omitted from Section 2(b) on page 2 of the copy of the Certificate of Designation which was filed with the Secretary of State.

         4. Section 2(b) of the Certificate of Designation is hereby corrected to read as follows:

                           "(b) Participating. In addition to the
                  Preferred Dividend payable on the Series A Preferred Stock, the shares of Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, the amount of any cash or non-cash dividends or distributions declared and paid on the shares of Common Stock, as if the shares of Series A Preferred Stock had been converted immediately prior to the record date for payment of such dividends or distributions; provided, however, the shares of Series A Preferred Stock shall not be entitled to receive any non-cash dividend or distribution if the number or kind of securities issuable upon conversion of the Series A Preferred Stock is adjusted under Section 5 hereof in connection therewith."

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this _____ day of ___________, 2000.

                                        QUANTA SERVICES, INC.


                                        By:
                                           ----------------------------
                                        Name:
                                        Title: